Employment Agreement

        This Agreement is made this 15th day of July, 2004, between CDE Chilean Mining Corp. (“Company”) and Raymond Threlkeld, (“Employee”).

WITNESSETH:

        In consideration of the mutual promises and covenants herein contained to be kept and performed by the parties hereto, the parties agree as follows:

1.     Employment. The Company, a wholly owned subsidiary of Coeur d’ Alene Mines Corporation organized under the laws of Delaware, agrees to, and hereby does, employ Employee as President-South American Operations, and Employee accepts such employment, on the terms and conditions of this Agreement.

2.     Term Of Employment. The initial term of employment shall be from July 15, 2004 through the 15th day of July, 2006, unless sooner terminated as herein provided. It is further agreed that this Agreement automatically renews from day-to-day so that Company and Employee are at all times bound to this Agreement for a period of two years, unless either party gives the other party written notice of intention to terminate this Agreement at the end of two years from the date of receipt of such notice. It is understood, however, that termination can occur in accordance with the provisions of paragraph 7 below, notwithstanding anything to the contrary in this paragraph 2.

3.     Compensation. The Company shall pay to Employee during the duration of the term of this Agreement as follows:

        (a)        A base salary of $275,000 annually, payable in equal monthly installments, which may be reviewed annually during any Agreement year, but which may not be decreased, and any higher salary to become the base salary for the purposes of this provision, it being understood, however, that failure to increase the salary shall not be grounds for termination of this Agreement, and it being further understood that the salary for the month of July 2004 shall be prorated in accordance with the number of days in that month commencing with July 15;

        (b)        Such other compensation and benefits that may be made available by the Company in the discretion of the Board of Directors, consisting of bonuses, short-term and long-term incentive plans, pension plan, retirement plan, profit sharing plan, stock purchase plan and any other kind or type of incentive programs approved by the Board. It is understood that Employee shall be provided U.S. medical and dental insurance coverage and Chilean medical coverage, as well as a the right to participate in a short term incentive compensation plan with a target level of 45% resulting in a potential annual bonus of $123,750, and a long term incentive compensation plan with a target level of 75% resulting in a potential bonus of $206,250, together with the right to participate in a 401K Plan under the conditions of the Plan with annual Defined Contribution as approved by the board of directors each year;

    (c)        Employee will be awarded 83,333 restricted shares of Coeur d’ Alene Mines Corporation, subject to a two year vesting period, to the end that ownership of 50% of the shares will vest on March 11, 2005, and 50% will vest on March 11, 2006, provided that this Agreement is not terminated for any reason prior to the vesting of shares on either date, and if it is, such shares will not vest after termination;

        (d)        A signing bonus in the amount of $50,000 will be paid to Employee upon reporting to work;

        (e)        It is understood that so long as this Agreement is not terminated for any reason, a housing allowance in the amount of $5,000 per month of employment will be paid to Employee, and two round-trip airline tickets for Employee and his spouse will be paid each year, together with provision of a Company vehicle in the $50,000 price range; and

        (f)        Upon termination of this Agreement for any reason, Company will pay for repatriation.

4.     Duties. Employee, during the term of this Agreement, shall perform the duties usually and customarily associated with the office specified in paragraph (1) above and as assigned to him from time-to-time by the Chief Executive Officer of Company, and Employee will report to said Chief Executive Officer.

        Employee shall devote his best efforts and substantially all of his time during business hours to advance the interests of the Company. He shall not engage in business activity in competition with the Company.

5.     Vacation. Employee shall be entitled to four weeks vacation during each calendar year of this Agreement, commencing at the end of the first contract year, during which the compensation provided in this Agreement shall be paid in full. Employee shall make reasonable effort to spread his vacation time out to the end that he does not take four weeks of vacation all at one time.

6.     Disability. In the event Employee becomes disabled (inability or incapacity due to physical or mental illness or injury to perform his duties) during the term of this Agreement, which renders him unable to perform his duties, he shall be entitled to participate in the Company’s disability payment plan in effect at the time of the disability.

7.     Tax Policy. Payments will be made to Employee to assure that he will not pay more as a foreign company employee in income taxes than he would have paid as a U.S. employee.

8.     Termination Of Employment. This Agreement shall be terminated as follows:

        (a)        In accordance with paragraph 2 above;

        (b)        Upon the death of Employee;

        (c)        By mutual agreement of the parties;

        (d)        Upon disability of Employee, when such disability renders Employee unable to perform his duties for more than 90 continuous days;

        (e)        By the Company without giving any reason for termination, but with the understanding that the compensation provided herein, except provision of 401K, Defined Contribution Plan, life insurance, accidental death and dismemberment, disability insurance and except items 3.(c) and (e) but including the target annual incentive bonus, shall be paid or provided in full to Employee in accordance with this Agreement, for the period of the remaining duration of this Agreement. (To illustrate, for the purpose of clarity, the meaning of the phrase “remaining duration”, the parties understand that it is possible that a party may give notice of termination in accordance with paragraph 2 above, thereby establishing a termination date, and later, termination might occur in accordance with this paragraph 7(e), in which event payment of compensation may be for a period of less than two years.) It is agreed that Company may set-off against the compensation due to Employee under this subparagraph any items of like compensation which Employee receives from other employment after the date of termination.

        (f)        By the Company for cause, which means that Employee has failed to perform his duties after having received from the Company a written notice that his duties are not being performed, which written notice shall specify how performance is deficient, and Employee then fails to resume performance promptly after receipt of notice and failure of performance is not rectified. For cause also means conviction of a felony or engagement in illegal conduct which is injurious to the Company, in either such case Company need not allow Employee to rectify nonperformance. “Deficient” performance means misfeasance or nonfeasance of duty which was intended to, or does, injure the Company’s reputation or its business or relationships; willful and continued failure of Employee to substantially perform his duties under this Agreement (except by reason of physical or mental disability, which is dealt with in paragraph 8(d) above); dishonesty in the performance of Employee’s duties and material breach by Employee of the covenants contained in paragraph 4 above.

        (g)        Upon change in control of Company, as “change in control” is defined in the so-called change in control agreement between Company and Employee, a copy of which is attached hereto as Attachment A, and which will be executed by the parties hereto when this Agreement is executed by them. In the event of termination for this reason, Employee’s and Company’s rights with respect to compensation and all other matters related to employment shall be as specified in the change in control agreement, and not this Agreement.

        (h)        By Employee for Good Reason. For the purposes of this Agreement “Good Reason” is defined to mean (i) a material reduction in Employee’s responsibilities, authorities or duties; or (ii) failure of the Company to pay to Employee any amount otherwise vested and due under this Agreement or under any plan or policy of the Company, which failure is not cured within five days from receipt by the Company of written notice from Employee which specifies the details of the failure.

        In the event of termination of this Agreement for any of the reasons specified above other than item (e) (termination by the Company without giving any reason), Employee shall be entitled to be paid his base salary prorated for the calendar year to the date of termination. All other benefits, if any, following such termination shall be paid in accordance with the plans, policies and practices of the Company which are in effect on the date of termination. As to termination in accordance with item (e) above, Employee shall be paid in accordance with that subparagraph.

9.     Confidentiality. Employee agrees to keep all information acquired in connection with his employment confidential, in accordance with the confidentiality agreement which is attached to this Agreement, marked Attachment B, to be executed by Employee when this Agreement is executed by him.

10.     Specific Performance. Employee understands that the obligations undertaken by him as set forth in this Agreement are unique, and that Company will likely have no adequate remedy at law in the event such obligations are breached. Employee therefore confirms that Company has the right to seek specific performance if Company feels such remedy is essential to protect the rights of Company. Accordingly, in addition to any other remedies which Company might have in law or equity, it shall have the right to have all obligations specifically performed, and to obtain injunctive relief, preliminary or otherwise, to secure performance. Employee agrees that the arbitration provision below will not be used to assert dismissal of an action in court for injunctive relief, and agrees that the availability of arbitration is not intended by the parties to prevent Company from seeking specific performance and injunctive relief.

11.     Arbitration. The Company and Employee will attempt to resolve any disputes under this Agreement by negotiation. If any matter is not thereby resolved, within 30 days after written notice by either party to the other, any dispute or disagreement arising out of or relating to this Agreement, or the breach of it, will be subject to exclusive, final and binding arbitration to be conducted in Coeur d’ Alene, Idaho in accordance with the Labor Arbitration Rules of Procedure of the American Arbitration Association and the laws of the State of Idaho governing arbitration of disputes.

12.     Other Items. This Agreement shall not be amended or modified in any way unless the amendment or modification is in writing, signed by the parties. There shall be no oral modification of this Agreement. There shall be no implied covenants. No provision of this Agreement shall be waived by conduct of the parties or in any other way. This Agreement and its validity, interpretation, construction and performance shall be governed by the laws of the State of Idaho.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

CDE Chilean Mining Corp.

By  /s/ DENNIS E. WHEELER

/s/ RAYMOND THRELKELD
      Employee